SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[x]  Preliminary Proxy Statement
[ ]  Confidential, for Use of Commission Only
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                             TRUSTMARK CORPORATION
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[    ] Fee computed on table below per Exchange Act Rules  14a-6(i)(1) and 0-11.
     1) Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                              TRUSTMARK CORPORATION

               Post Office Box 291 Jackson, Mississippi 39205-0291

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  APRIL 9, 2002


TO THE SHAREHOLDERS:

     The annual meeting of the shareholders of Trustmark Corporation, a Mississippi corporation, will be held in Salon A of the Hilton Jackson, located at 1001 East County Line Road, Jackson, Mississippi 39211, on Tuesday, April 9, 2002, at 2:00 P.M., local time, for the following purposes:

1. To elect a board of twelve directors to hold office for the ensuing year and until their successors are elected and qualified.

2. To vote on a proposal to amend Trustmark Corporation's Articles of Incorporation to authorize 20 million shares of preferred stock having such designations, powers, terms, preferences, rights and limitations as may be determined, from time to time, by the Board of Directors.

3.   To transact such other business as may properly come before the meeting.

     Only those shareholders of record at the close of business on February 11, 2002, shall be entitled to receive notice of the meeting and vote at the meeting.
     You are urged to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting. If you do attend the meeting, you may then revoke your proxy prior to the voting thereof. You may also revoke your proxy at any time before it is voted, by written notice to the Secretary of Trustmark Corporation or by delivery to the Secretary of a subsequently dated proxy.

     BY ORDER OF THE BOARD OF DIRECTORS.

/s/ T.H. Kendall III          /s/ Richard G. Hickson
--------------------          ----------------------
T.H. Kendall III              Richard G. Hickson
Chairman                      President and Chief Executive
                              Officer

Enclosures:  1.  Proxy
             2.  Business Reply Envelope
             3.  Annual Report

                              TRUSTMARK CORPORATION

               Post Office Box 291 Jackson, Mississippi 39205-0291

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                                  April 9, 2002

                                   I. GENERAL

     This proxy statement is being sent on or about March 8, 2002, in connection with the solicitation by the Board of Directors of Trustmark Corporation (Trustmark) of proxies for the annual meeting of shareholders to be held in Salon A of the Hilton Jackson, located at 1001 East County Line Road, Jackson, Mississippi 39211, on Tuesday, April 9, 2002, at 2:00 P.M., local time, and for any adjournment or adjournments thereof.
     Any shareholder giving a proxy has the right to revoke it at any time before it is voted, by written notice to the Secretary, by revocation at the meeting, or by delivery to the Secretary of a subsequently dated proxy. All valid proxies received by Trustmark will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated in an otherwise properly executed proxy, it will be voted for the slate of directors proposed by the Board of Directors and for the proposed amendment to Trustmark's Articles of Incorporation.
     Shareholders of record at the close of business on February 11, 2002, are entitled to notice of and to vote at the meeting in person or by proxy. A majority of the shares outstanding constitute a quorum. On the record date, Trustmark had outstanding 63,543,271 shares of common stock. Except in the election of directors, each share is entitled to one vote, and action on a matter is approved if the votes cast in favor of the action exceed the votes cast opposing the action. Abstentions are counted for purposes of determining a quorum, but are otherwise not counted.
     Solicitation of proxies will be primarily by mail. Employees of Trustmark and its subsidiaries may be used to solicit proxies by means of telephone or personal contact, but will not receive any additional compensation for doing so. Banks, brokers, trustees, and nominees will be reimbursed for reasonable expenses incurred in sending proxy materials to the beneficial owners of such shares. The total cost of the solicitation will be borne by Trustmark.
     The Board of Directors is not aware of any additional matters which are likely to be brought before the meeting. If other matters do come before the meeting, the persons named in the accompanying proxy or their substitutes will vote the shares represented by such proxies in accordance with the recommendations of the Board of Directors of Trustmark.

                            II. ELECTION OF DIRECTORS

     The Board of Directors has fixed the number of directors for the coming year at twelve pursuant to Article III, Section 2 of Trustmark's bylaws. The following slate of twelve directors has been proposed by the Board of Directors for election at the meeting. Shareholders wishing to make nominations to the Board of Directors must do so in accordance with the provisions of Article II,
Section 10 of Trustmark's bylaws.
     In December 2000, Trustmark's Board of Directors created a Governance Committee to evaluate Trustmark's overall approach to corporate governance. The Governance Committee engaged outside consultants to assist it in the analysis. In July 2001, the Governance Committee recommended to Trustmark that the governance responsibilities between the Boards of Directors of Trustmark and its principal operating subsidiary, Trustmark National Bank (TNB), be divided between the two boards. Under the recommendation, the Governance Committee proposed to establish a somewhat smaller board for Trustmark and a separate, larger board for TNB whose members would include the entire Board of Directors of Trustmark and additional persons to be elected by Trustmark's Board of Directors. The Governance Committee determined that its recommendation would improve the effectiveness and efficiency of Trustmark's corporate decision making processes, as well as improve the oversight of bank-related operations and functions by TNB. Trustmark's Board of Directors adopted the recommendation of the Governance Committee on July 10, 2001, to become effective on April 9, 2002.
     The shares represented by the proxies will, unless authority to vote is withheld, be voted in favor of the proposed slate of twelve directors. In the election of directors, each shareholder may vote his shares cumulatively by multiplying the number of shares he is entitled to vote by the number of directors to be elected. This product constitutes the number of votes the shareholder may cast for one nominee or by distributing this number of votes among any number of nominees. The proxies reserve the right, in their discretion, to vote cumulatively. If a shareholder withholds authority for one or more nominees and does not direct otherwise, the total number of votes the shareholder is entitled to cast will be distributed among the remaining nominees. Should any of these nominees be unable to accept the nomination, the votes which otherwise would have been cast for that nominee will be voted for such other persons as the Board of Directors shall nominate. Each director is elected to hold office until the next annual meeting of shareholders and until his successor is elected and qualified. The persons who will be elected to the Board of Directors will be the twelve nominees receiving the largest number of votes.

                                      PRINCIPAL OCCUPATION/                          DIRECTOR
         NAME               AGE       OTHER DIRECTORSHIPS (1)                          SINCE
-----------------           ---     ------------------------------                   --------
J. Kelly Allgood            61      Retired President, Mississippi                     1991
                                    BellSouth

Reuben V. Anderson          59      Partner, Phelps Dunbar, L.L.P. (Attorneys)         1980
                                    Other Directorships include:
                                    BellSouth Corporation, Burlington
                                    Resources, Inc., The Kroger Company
                                    and Mississippi Chemical Corporation

John L. Black, Jr.          62      Chairman and Chief Executive                       1990
                                    Officer, The Waverley Group, Inc.
                                    (Owns and Manages Nursing Home Facilities)

William C. Deviney, Jr.     56      Chief Executive Officer,                           1995
                                    Deviney Construction Company, Inc.
                                    (Telecommunications Construction)

C. Gerald Garnett           57      Chief Executive Officer,                           1993
                                    Southern Farm Bureau Casualty Insurance
                                    Company and Southern Farm Bureau Property
                                    Insurance Company

Richard G. Hickson          57      President and Chief Executive Officer,             1997
                                    Trustmark Corporation and Vice Chairman and
                                    Chief Executive Officer, Trustmark National Bank

Matthew L. Holleman III     50      President and Chief Executive Officer,             1994
                                    Mississippi Valley Gas Company
                                    (Natural Gas Distribution)

William Neville III         61      President, The Rogue, Ltd. (Men's Retailer)        1980

Richard H. Puckett          47      President and Chief Executive Officer,             1995
                                    Puckett Machinery Company (Distributor of
                                    Heavy Earth Moving Equipment)

Carolyn C. Shanks           40      President and Chief Executive Officer,             2001
                                    Entergy Mississippi since July 1999;
                                    Vice President-Finance and Administration,
                                    Entergy Nuclear from February 1997 to July 1999

Kenneth W. Williams         60      President, Corinth/Tupelo Coca-Cola Bottling Co.   1998
                                    since February 2000; Prior to February 2000,
                                    Secretary-Treasurer, Coca-Cola/Dr Pepper
                                    Operations of Corinth/Tupelo; President,
                                    Refreshments, Inc. (Industrial Vending and
                                    Catering)

William G. Yates, Jr.       60      President and Chief Executive Officer,             2001
                                    W.G. Yates & Sons Construction Co.
                                    (Commercial Contractor)

(1) Each nominee has served in their principal occupation for more than five years, unless otherwise indicated. Other directorships indicated above are with corporations having a class of securities registered pursuant to
     Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act.

                 III. AMENDMENT TO THE ARTICLES OF INCORPORATION

     On February 12, 2002, the Board of Directors adopted resolutions approving, subject to shareholder approval, a proposed amendment to Trustmark's Articles of Incorporation to authorize the issuance of 20 million preferred shares having such designations, powers, terms, preferences, rights and limitations as may be determined by the Board of Directors. Exhibit A to this Proxy Statement contains the text of the proposed amendment.
     Although Trustmark has no current intention to issue any preferred shares, the Board of Directors believes that authorizing preferred shares for potential issuance is advisable and in the best interests of Trustmark. The ability to issue preferred shares in the future will provide Trustmark with additional financial and management flexibility for general corporate and acquisition purposes.
     The Board also believes that empowering the Board of Directors to establish the terms of any preferred shares which may be issued without having to call a shareholders' meeting will provide Trustmark with the ability to take maximum advantage of its strategic opportunities and, accordingly, benefit Trustmark.
     The issuance of preferred shares may affect the relative rights of holders of common shares. Although the specific terms of any class or series of preferred shares will not be determined until the shares are to be issued, preferred shares generally have a dividend and/or liquidation preference over common shares. The issuance of preferred shares can also have a dilutive effect on earnings per share of outstanding common shares.
     Assuming the presence of a quorum, approval of the amendment requires that the number of votes cast favoring the amendment exceed the number of votes cast opposing the amendment. The Board of Directors recommends that shareholders vote FOR the proposed amendment.

         IV. OWNERSHIP OF EQUITY SECURITIES BY CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table reflects the number of Trustmark common shares beneficially owned by (a) persons known by Trustmark to be the beneficial owner of more than 5% of its outstanding shares, (b) directors and nominees, (c) each of the executive officers named in Section V and (d) directors, nominees and executive officers of Trustmark as a group. The persons listed below have sole voting and investment authority for all shares except as indicated. Unless otherwise noted, beneficial ownership for each director and nominee includes 750 shares which the individual has the right to acquire through the exercise of options granted under Trustmark's 1997 Long Term Incentive Plan. The percentage of outstanding shares of common stock owned is not shown where less than one percent.

                               Shares            Percent of
                              Beneficially       Outstanding
         Name                      Owned             Shares
 ----------------             -------------       ------------
Robert M. Hearin              7,905,034 (1)          12.44%
 Foundation; Robert M.
 Hearin Support
 Foundation
 711 West Capitol Street
 Jackson, MS 39207

J. Kelly Allgood                  48,408
Reuben V. Anderson                21,508 (2)
Adolphus B. Baker                  1,350
John L. Black, Jr.               351,950 (2)
William C. Deviney, Jr.           12,350
D. G. Fountain, Jr.              129,550 (3)
C. Gerald Garnett              1,437,499 (4)          2.26%
Richard G. Hickson               157,787 (5)
Matthew L. Holleman III        7,948,374 (6)         12.51%
Gerard R. Host                    88,495 (2)(7)
T. H. Kendall III                348,832 (2)(8)
Larry L. Lambiotte                46,150
James S. Lenoir                   11,750 (9)
Dr. Frances Lucas-Tauchar            450 (10)
William Neville III              152,950 (11)
Richard H. Puckett               247,220 (2)(12)
William O. Rainey                 42,086 (13)
William K. Ray                     7,546
Charles W. Renfrow               299,032 (2)
Carolyn C. Shanks                    450 (10)
Harry M. Walker                  138,227 (2)(7)
LeRoy G. Walker, Jr.               1,812
Paul H. Watson, Jr.                3,142 (2)(14)
Kenneth W. Williams               10,575
Allen Wood, Jr.                   32,545 (2)
William G. Yates, Jr.             16,035 (10)(15)

Directors, nominees and
executive officers of
Trustmark as a group          11,556,073             18.19%

(1) Includes 383,928 shares owned by the Robert M. Hearin Foundation, 2,956,862 shares owned by the Robert M. Hearin Support Foundation, 4,281,244 shares owned by Capitol Street Corporation, 273,000 shares owned by Bay Street Corporation and 10,000 shares owned by Mississippi Valley Gas Company. Capitol Street Corporation is a 100% owned subsidiary of Galaxie Corporation, which may be deemed to be controlled by the Robert M. Hearin Support Foundation. Does not include 508,854 shares held in the Mississippi Valley Gas Company pension plan, since TNB has voting and investment authority over these shares. Voting and investment decisions concerning shares beneficially owned by the Robert M. Hearin Foundation and the Robert
     M. Hearin Support Foundation are made by the Foundations' trustees:  Robert
     M. Hearin, Jr., Matthew L. Holleman III, Daisy S. Blackwell, E.E. Laird, Jr., Laurie H. McRee and Alan W. Perry.

(2)  Includes shares owned by spouse and/or minor children.

(3) Includes 111,200 shares held in a charitable foundation for which the named individual has shared voting and investment authority.

(4) Includes 1,355,102 shares owned by Southern Farm Bureau Casualty Insurance Company and 72,000 shares owned by Southern Farm Bureau Casualty Insurance Company Employee Retirement Plan and Trust for which nominee has shared voting and investment authority.

(5) Includes 153,787 shares which the nominee has the right to acquire through the exercise of options granted under Trustmark's 1997 Long Term Incentive Plan.

(6) Includes 42,590 shares owned by nominee and immediate family members and 7,905,034 shares for which nominee has shared voting and investment authority as a result of serving as one of six trustees of the Robert M. Hearin Foundation and the Robert M. Hearin Support Foundation, president and chairman of the board of Galaxie Corporation, president and director of Capitol Street Corporation and president and director of Bay Street Corporation. These shares are reported as beneficially owned by the Robert
     M. Hearin Foundation and the Robert M. Hearin Support Foundation.

(7) Includes 64,287 shares which the named individual has the right to acquire through the exercise of options granted under Trustmark's 1997 Long Term Incentive Plan.

(8) Includes 87,136 shares held as trustee for which the named individual nominee has shared voting and/or investment authority. Also includes 112,056 shares owned by The Gaddis Farms, Inc. and 77,642 shares owned by Gaddis & McLaurin, Inc. for which nominee has voting authority.

(9) Includes 9,750 shares which the named individual has the right to acquire through the exercise of options granted under Trustmark's 1997 Long Term Incentive Plan.

(10) Includes 250 shares which the named individual has the right to acquire through the exercise of options granted under Trustmark's 1997 Long Term Incentive Plan.

(11) Includes 17,000 shares held by a corporation controlled by the nominee.

(12) Includes 90,000 shares owned by Puckett Machinery Company and 60,360 shares held by Puckett Machinery Company Profit Sharing Plan for which nominee has either sole or shared voting and investment authority.


(13) Includes 14,750 shares which the named individual has the right to acquire through the exercise of options granted under Trustmark's 1997 Long Term Incentive Plan.

(14) Includes 2,000 shares held in an estate for which the named individual has voting and/or investment authority.

(15) Includes 8,509 shares held by a corporation controlled by the nominee.

               V. COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

     The following table sets forth the aggregate compensation for the last three fiscal years paid to Trustmark's Chief Executive Officer and the four highest compensated executive officers.

                                                                               Long Term
                                                 Annual Compensation          Compensation
                                            -----------------------------     ------------
                                                                               Securities
       Name and                                                                Underlying      All Other(1)
   Principal Position                       Year     Salary       Bonus         Options        Compensation
-------------------------                   ----    --------     --------     ------------     ------------
Richard G. Hickson                          2001    $523,958     $519,868        49,000            $6,239
President and Chief                         2000     499,375      423,743        46,500             6,239
Executive Officer,                          1999     485,000      485,000        42,000             6,670
Trustmark Corporation;
Vice Chairman and Chief
Executive Officer,
Trustmark National Bank

Harry M. Walker                             2001    $241,583     $174,188        19,500            $6,239
Secretary, Trustmark                        2000     231,708      148,735        18,500             6,239
Corporation; President                      1999     225,000      172,835        16,500             6,670
and Chief Operating
Officer - General Banking
Group, Trustmark National
Bank

Gerard R. Host                              2001    $241,583     $183,985        19,500            $6,239
Treasurer, Trustmark                        2000     231,708      151,441        18,500             6,239
Corporation; President                      1999     217,917      171,436        16,500             6,670
and Chief Operating
Officer - Financial
Services Group, Trustmark
National Bank

James S. Lenoir                             2001    $169,592     $ 62,937         7,500            $4,469
Executive Vice                              2000     164,600       61,714         7,500              N/A
President and Chief                         1999     127,282       57,958         5,500              N/A
Risk Officer, Trustmark
National Bank

William O. Rainey                           2001    $164,292     $ 68,156         7,500            $6,044
Executive Vice                              2000     159,313       62,224         7,500             6,044
President and Chief                         1999     155,000       66,102         5,500             6,670
Banking Officer,
Trustmark National Bank

(1)  All other compensation represents contributions to the 401(k) plan.

Option Grants During 2001 and Potential Realizable Values

     The following table sets forth as to each named executive officer, information with respect to option grants during 2001 and the potential realizable value of such option grants assuming a 5% and 10% compounded annual rate of appreciation in the value of Trustmark's shares. The 5% and 10% assumed rates of growth are for illustrative purposes only. They are not intended to predict future stock prices, which will depend on market conditions and other factors such as Trustmark's performance. Options granted during 2001 vest in four annual installments.

                Individual Option Grants in the Last Fiscal Year
----------------------------------------------------------------------------------------------
                                                                                Potential
                                                                           Realizable Value at
                                                                           Assumed Annual Rate
                                    % of        (1)                        of Appreciation for
                       Options     Options    Exercise                          Option Term
                       Granted     Granted    Price Per     Expiration    --------------------
      Name             in 2001     in 2001    Share ($)        Date          5.0%       10.0%
------------------     -------     -------    ---------     ----------     --------  ----------
Richard G. Hickson      49,000      13.20%     $21.6820      5/08/2011     $668,149  $1,693,221
Harry M. Walker         19,500       5.25%      21.6820      5/08/2011      265,896     673,833
Gerard R. Host          19,500       5.25%      21.6820      5/08/2011      265,896     673,833
James S. Lenoir          7,500       2.02%      21.6820      5/08/2011      102,268     259,166
William O. Rainey        7,500       2.02%      21.6820      5/08/2011      102,268     259,166

(1) The exercise price of all options was equal to the closing price of Trustmark's common shares on the date of grant.

Option Exercises and Holdings

     The following table reflects the number and value of stock options owned by the named executive officers at December 31, 2001. No options were exercised during 2001.

                          Fiscal Year End Option Values
--------------------------------------------------------------------------------
                                                          In-the-Money Options
                        Options at Fiscal Year End         at Fiscal Year End
                        --------------------------    --------------------------
      Name              Exercisable  Unexercisable    Exercisable  Unexercisable
                        -----------  -------------    -----------  -------------
 Richard G. Hickson      110,222        121,278        $731,518     $403,483
 Harry M. Walker          47,222         52,278         362,940      170,731
 Gerard R. Host           47,222         52,278         362,940      170,731
 James S. Lenoir           4,625         15,875          15,549       57,789
 William O. Rainey         8,375         17,125          21,802       59,873

Pension Plan

     TNB maintains a noncontributory pension plan (the Plan) for employees who are 21 years or older and who have completed one year of service with a prescribed number of hours of credited service. The following table specifies the estimated benefits payable upon retirement under the Plan to persons in the following remuneration and years of service classifications:

                              YEARS OF CREDITED SERVICE
10 Year Average    ------------------------------------------------------
Annual Earnings      15          20          25          30         35
---------------    -------     -------     -------     -------    -------
   $50,000         $12,498     $16,664     $20,830     $24,996    $29,162
    75,000          20,561      27,414      34,268      41,121     47,975
   100,000          28,623      38,164      47,705      57,246     66,787
   125,000          36,686      48,914      61,143      73,371     85,600
   150,000          44,748      59,664      74,580      89,496    104,412
   200,000          51,198      68,264      85,330     102,396    119,462

     Years of credited service for the highest paid executives are: Richard G. Hickson - 5 years, Harry M. Walker - 30 years, Gerard R. Host - 18 years, William O. Rainey - 20 years, James S. Lenoir - 3 years.
     Benefits payable under the Plan are based on a formula that takes into account the participant's average compensation over the highest consecutive ten-year period and the number of years of credited service. Average compensation consists of W-2 taxable income adjusted for employee contributions to 401(k) and cafeteria plans, as well as excess group term life insurance, automobile allowance, moving expenses and any severance pay. For 2001, the maximum benefit was $135,000 and maximum covered compensation was $170,000. The table assumes that the entire service period was completed under the benefit formula that is effective for service on or after January 1, 1989. Amounts payable pursuant to the Plan are not subject to deduction for social security.

Deferred Compensation Plan

     TNB provides executive officers with the opportunity to participate in a defined benefit deferred compensation plan pursuant to which TNB is obligated to provide participants certain retirement and death benefits. Benefits following normal retirement equal 50% of covered salary payable for life, but not less than 10 years. Should a participant die prior to normal retirement, the beneficiary receives a death benefit equal to specified percentages of covered salary for a period of up to 10 years. Life insurance contracts have been purchased which may be used to fund payments under the plan.

Employment and Termination of Employment Agreements

     Mr. Hickson entered into an employment agreement effective May 13, 1997, which provides for his employment as President and Chief Executive Officer of Trustmark. The agreement provides for a base salary of not less than $400,000, a bonus up to 100% of base salary, certain stock options and customary employee benefits. Trustmark is obligated to make certain payments to Mr. Hickson in the event his contract is terminated or in the event he resigns for "Good Reason," within three years after a change in control of Trustmark. The amount payable is the sum of his salary immediately prior to the change and the highest annual bonus earned in any of the three years preceding the change, multiplied by 3.0. In addition, Trustmark is required to provide certain employee benefits for a period of years equal to the severance multiple shown above, reduced by any employee benefits received from later employment. Previously granted stock options which have not vested, shall vest immediately.
     If, without a change in control, Trustmark terminates Mr. Hickson for a reason other than for cause, death, disability or retirement, Trustmark is obligated to pay Mr. Hickson an amount equal to the product of 1.5 times the sum of his annual salary and "Target" bonus of 50% of annual compensation for the year in which the termination occurs. Mr. Hickson will also be entitled to certain employee benefits for a period of 18 months following the termination, reduced by any employee benefits received from later employment.

       In December 1997, Trustmark entered into agreements with Harry M. Walker and Gerard R. Host which provide for certain payments to these individuals in the event their employment is terminated or if they resign for "Good Reason" within two years after a change in control of Trustmark. The amount payable is the sum of the product of the individual's salary immediately prior to the change in control and the highest annual bonus earned in the two years preceding the change in control, multiplied by 2.0. Trustmark is required to continue certain employee benefits for the two year period following the termination or resignation, reduced by any employee benefits received from later employment. Any previously granted stock options vest as of the date of termination or resignation.

Compensation Committee Report on Executive Compensation

     The purpose of Trustmark's Executive Compensation Committee, which held six meetings in 2001, is to determine the compensation of Trustmark's Chief Executive Officer (CEO), as well as review and approve the compensation of other executive officers as recommended by the CEO. Compensation includes salary, bonuses, and stock options.
     Compensation of Chief Executive Officer in 2001 - In establishing Mr. Hickson's salary, the committee principally considered the salaries of chief executive officers in comparable financial institutions. Also, the committee considered Mr. Hickson's performance and contributions to Trustmark.
     Mr. Hickson's bonus was determined based upon Trustmark's performance-based bonus program and was measured on individual management effectiveness and corporate performance with regard to net income, efficiency ratio, return on equity and earnings per share growth. In measuring corporate performance, actual performance was measured against profit plan performance targets established at the beginning of the year.
     In 2001, Mr. Hickson was awarded options to purchase 49,000 shares of Trustmark's stock at $21.6820 per share, which was the market price of such shares on the award date. The number of options granted was designed to provide Mr. Hickson with additional incentive-based compensation equal to 70% of Mr. Hickson's base salary.
     Compensation of Other Executive Officers in 2001 - In establishing the salaries of Trustmark's executive officers, the committee considered the recommendations of the CEO, which are principally based on compensation levels of similar positions at comparable financial institutions.
     Bonuses  awarded  to  executive  officers  in 2001  were  based  on a bonus program, which measures performance goals. These goals measure corporate performance, line of business performance and individual management effectiveness.
     In 2001, the committee awarded executive officers stock options pursuant to Trustmark's 1997 Long Term Incentive Plan. Options are designed to provide additional incentive-based compensation to participants. The number of options granted is generally designed to comprise specified percentages of the participants' base salaries. The percentage varies with levels of job responsibility.

                                                Executive Compensation Committee
                                                --------------------------------
                                                C. Gerald Garnett, Chairman
                                                D.G. Fountain, Jr.
                                                Matthew L. Holleman III
                                                T.H. Kendall III
                                                William Neville III

Compensation Committee Interlocks and Insider Participation in
  Compensation Decisions

     The Executive Compensation Committee is composed of the persons identified above. During 2001, no executive officer of Trustmark or any of its subsidiaries served as a member of the compensation committee (or other board or committee performing similar functions) or the board of directors of another entity, one of whose executive officers served on the Compensation Committee or the Board of Directors of Trustmark.

Compensation of Directors

     Directors' meetings of Trustmark are held in conjunction with meetings of the Board of Directors of TNB. Eleven meetings of the Board of Directors were held during 2001. Of those directors serving during 2001, none attended fewer than 75% of the aggregate number of meetings of the Board and the committees of which they were members. During 2001, the Chairman of the Board received $4,250 per month; all members of the Executive Committee were paid $2,125 per month; and all other directors and each committee chairman received $1,000 and $1,250, respectively, for each board meeting attended. Members of the Board of Directors who are salaried officers of Trustmark or TNB do not receive additional compensation for service on the Board.
     Trustmark provides nonemployee directors the opportunity to participate in a deferred fee plan pursuant to which participants may defer up to 100% of fees to fund a portion of the cost of specified death and retirement benefits. Trustmark has purchased life insurance policies on participating directors to fund this plan over the long term.

     On May 8, 2001, each director, other than those who are salaried officers of TNB, received an option grant of 1,000 shares pursuant to the Trustmark Corporation 1997 Long Term Incentive Plan. These options vest over a four-year period and expire in 2011.

Performance Graph

     The following graph compares Trustmark's annual percentage change in cumulative total return on common shares over the past five years with the cumulative total return of companies comprising the NASDAQ market value index and the MG Industry Group 413. The MG Industry Group 413 is an industry index published by Media General Financial Services and consists of 60 regional bank holding companies located in the southeast United States.
     This presentation assumes that $100 was invested in shares of the relevant issuers on December 31, 1996, and that dividends received were immediately invested in additional shares. The graph plots the value of the initial $100 investment at one-year intervals.

                        Five Year Cumulative Total Return

    ----------------------Fiscal Year Ending-------------------------
    Company        1996     1997     1998     1999     2000     2001
    -----------------------------------------------------------------
    Trustmark       100    185.07   184.18   179.39   179.22   211.94
    MG-SE Banks     100    173.04   164.80   137.07   139.94   175.99
    NASDAQ Market   100    122.32   172.52   304.29   191.25   152.46

                        VI. TRANSACTIONS WITH MANAGEMENT

     No executive officer, director, nominee, their related entities or their immediate family members have been indebted to Trustmark, or any subsidiaries, other than TNB, at any time since January 1, 2001. In the ordinary course of business, TNB and its subsidiaries have provided, and to expect to provide in the future, banking, investment and insurance services in excess of $60,000 with executive officers, directors, nominees, related entities and immediate family members. Such transactions are made on substantially the same terms, including, in the case of loans, interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. None of the loans involved more than the normal risks of collectibility and presented no other unfavorable features.
     Reuben V. Anderson is a partner in the law firm of Phelps Dunbar, L.L.P. For the year 2001, the law firm of Phelps Dunbar, L.L.P., was retained by Trustmark on various legal matters and it is anticipated that this firm will be retained during 2002.
     During 2001, TNB engaged in business relationships with various entities in which members of the Board of Directors have direct and indirect interests. None of these relationships were considered material to TNB or such entity.

          VII. SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Directors, certain officers of Trustmark and its subsidiaries and holders of more than 10% of Trustmark's outstanding shares are required to file reports under Section 16 of the Securities Exchange Act of 1934. Federal regulations require disclosure of any failures to file these reports on a timely basis. Trustmark believes that during 2001, its officers, directors and greater than 10% beneficial owners complied with all filing requirements except Director John
L. Black, Jr., who filed one late report covering one transaction.

                              VIII. AUDIT COMMITTEE

Audit Committee Report

     Trustmark's Audit Committee held eight meetings during 2001. The committee reviewed and discussed with management and Arthur Andersen LLP (Andersen) the audited financial statements as of and for the year ended December 31, 2001. The committee also discussed with Andersen the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The committee received the written disclosures and the letter from Andersen required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and discussed with Andersen their independence. Based on this review, the committee recommended to the Board of Directors that the audited financial statements be included in Trustmark's Annual Report on Form 10-K for the year ended December 31, 2001.

Fees Paid to Independent Public Accountants

     The Audit Committee considered whether the provision of nonaudit services by Andersen is compatible with maintaining auditor independence. Fees billed by Andersen for services performed during fiscal 2001 are shown in the following categories and amounts:

     Audit Fees - Fees billed by Andersen for professional services rendered in connection with the audit of Trustmark's annual financial statements for the fiscal year ended December 31, 2001, and for the review of the financial statements included in Trustmark's quarterly report on Form 10-Q for that fiscal year were $183,000.
     Financial Information Systems Design and Implementation Fees - No fees were billed by Andersen for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.
     All Other Fees - Fees billed by Andersen for services rendered to Trustmark for audit-related services and other services, which are not included in those described above for the fiscal year ended December 31, 2001, were $64,765 and $108,250, respectively.

Independent Public Accountants

     Andersen has served as the independent auditors of Trustmark since the audit for the year ended December 31, 1992. During this period, there have been no disagreements between Trustmark and Andersen. The contract between Trustmark and Andersen concludes with the audit for the year ended December 31, 2001, and the Audit Committee has not completed the process of selecting an independent auditor for 2002. Representatives of Andersen are expected to be present at the annual meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions during the period generally allotted for questions at the meeting.

Audit Committee Charter

     The Audit Committee reviews and reassesses the adequacy of the committee's charter on an annual basis. During 2001, no changes were made to the charter filed as an exhibit to the proxy statement dated April 10, 2001. The listing agreement executed by Trustmark to enable its shares to be traded on the NASDAQ system requires that a majority of the members of the Audit Committee be independent directors. All of the members of Trustmark's Audit Committee are independent directors.
                                 Audit Committee
                                ---------------
                                J. Kelly Allgood, Chairman
                                Harry H. Bush
                                Fred A. Jones
                                Richard H. Puckett
                                William K. Ray
                                Paul H. Watson, Jr.
                                Kenneth W. Williams
                                Allen Wood, Jr.

                          IX. PROPOSALS OF SHAREHOLDERS

     Shareholders may submit proposals to be considered at the 2003 Annual Meeting of Shareholders if they do so in accordance with applicable regulations of the Securities and Exchange Commission. Any shareholder proposals must be submitted to the Secretary of Trustmark no later than November 8, 2002, in order to be considered for inclusion in Trustmark's proxy materials for the 2003 Annual Meeting.



BY ORDER OF THE BOARD OF DIRECTORS.

/s/ T.H. Kendall III                         /s/ Richard G. Hickson
--------------------                         ----------------------
T.H. Kendall III                             Richard G. Hickson
Chairman                                     President and Chief Executive
                                             Officer

                                   APPENDIX I

                                   PROXY CARD
                              TRUSTMARK CORPORATION
                               POST OFFICE BOX 291
                        JACKSON, MISSISSIPPI 39205-0291

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders on April 9, 2002.

The undersigned, having received Notice of Meeting and Proxy Statement dated March 8, 2002, appoint D. G. Fountain, Jr., T. H. Kendall III and William Neville III and each or any of them as proxies, with full power of substitution and revocation, to represent the undersigned and to vote all shares of the Common Stock of Trustmark Corporation which the undersigned is entitled to vote at the Annual Meeting of the Shareholders of Trustmarkn to be held on April 9, 2002, in Salon A of the Hilton Jackson, located at 1001 East County Line Road, Jackson, Mississippi, at 2:00 P.M., local time, and any adjournment thereof, as follows:

1.  Election of Directors

J. Kelly Allgood, Reuben V. Anderson, John L. Black, Jr., William C. Deviney, Jr., C. Gerald Garnett, Richard G. Hickson, Matthew L. Holleman III, William Neville III, Richard H. Puckett, Carolyn C. Shanks, Kenneth W. Williams, and William G. Yates, Jr.

2.  Amend Articles of Incorporation

An amendment to Trustmark's Articles of Incorporation to authorize 20 million shares of preferred stock having such designations, powers, terms, preferences, rights and limitations as may be determined, from time to time, by the Board of Directors.

Management knows of no other matters that may properly be, or which are likely to be, brought before the meeting. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting in accordance with the decision of the Board of Directors.

SEE REVERSE SIDE

(X) Please mark your vote as in this example

When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder. If no direction is made, or if any other matter properly comes before the meeting for which no choice has been specified, the shares will be voted in accordance with the recommendation of the Board of Directors. Unless authority is withheld as to a particular nominee, the proxy will be voted for each nominee listed. The undersigned hereby authorizes the proxies, in their discretion, to vote the undersigned's shares cumulatively.

1.   Election of Directors (see reverse)

     (   ) FOR all nominees

     (   ) WITHHOLD all nominees

     (   ) FOR, EXCEPT vote withheld from the following nominee(s):

           --------------------------------------------------------
2.   Amend Articles of Incorporation (see reverse)

     (    ) FOR

     (    ) AGAINST

     (    ) ABSTAIN

Please sign exactly as name appears. When shares are held as joint tenants, both are requested to sign. Trustees, attorneys, executors, administrators, guardians, and others signing in a representative capacity should indicate the capacity in which they sign. If a corporation or other entity, please sign in the name of the entity by authorized person.

Signature                                                Date
          --------------------------------------              ------------------

Signature                                                Date
          --------------------------------------              ------------------

Please mark, sign, date and return proxy card promptly using the enclosed envelope.

DETACH CARD                                                          DETACH CARD

                                    EXHIBIT A

                     AMENDMENT TO ARTICLES OF INCORPORATION
                                       OF
                              TRUSTMARK CORPORATION

     Article Fourth of the Articles of Incorporation of Trustmark Corporation is hereby amended as follows:

     The aggregate number of shares Trustmark is authorized to issue is (i) two hundred fifty million (250,000,000) shares of no-par common stock, and (ii) twenty million (20,000,000) shares of no-par preferred stock.
     The common stock of Trustmark may be issued in such amounts and for such consideration as determined from time to time by the Board of Directors. The holders of common stock shall have unlimited voting rights and, subject to the preferences and rights, if any, of any holders of any other class of stock, holders of common stock shall have the right to receive such dividends as may be declared, from time to time, by the Board of Directors and shall be entitled to receive the net assets of Trustmark upon liquidation.
     The Board of Directors of Trustmark is authorized, subject only to any limitations prescribed by law and the Articles of Incorporation of Trustmark, to provide for the issuance of shares of preferred stock of Trustmark in one or more classes or series without any further action of the shareholders of Trustmark by filing such Articles of Amendment as may be required by law establishing the number of such shares to be issued and the designation, powers, terms, preferences, rights and limitations thereof. The authority of the Board of Directors with respect to a class or series shall include, but not be limited to, the authority to determine the following:

(i)    The  number  of  shares   constituting  that  class  or  series  and  the
       distinctive designation of that class or series;

(ii) The dividend rate on the shares of that class or series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights and priorities, if any, of the right to the payment of dividends on shares of that class or series;

(iii) Whether that class or series shall have voting rights in addition to any voting rights required by law, and, if so, the terms of such voting rights;

(iv) Whether that class or series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate as a consequence of such events as the Board of Directors shall determine;

(v) Whether or not the shares of that class or series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date, dates or events upon or after which they shall be redeemable, and the amount or method of determining the amount payable in case of redemption;

(vi) Whether that class or series shall have a sinking fund for the redemption or purchase of shares of that class or series, and, if so, the terms and amount of such sinking fund;

(vii) The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution, or winding-up of Trustmark, and the relative rights and priorities, if any, of payment of shares of that class or series; and

(viii) Any other relative rights, preferences, and limitations of that class or series.